Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Post Effective Amendment No. 28 and Amendment No. 20, respectively) on Form N-1A of our report dated July 15, 2005, relating to the financial statements and financial highlights which appear in the June 30, 2005 Annual Reports to Shareholders of The Primary Trend Fund and The Primary Income Fund, which is also incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the headings “Financial Highlights” appearing in the Prospectus and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information, which are part of this Registration Statement.

/s/ BKD, LLP

Houston, Texas
October 26, 2005